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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 31, 2000


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                           PREMIER LASER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


         California                        0-25242               33-0476284
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
       incorporation)                                        Identification No.)

                           3 Morgan, Irvine, CA             92718
               (Address of principal executive offices)   (Zip Code)


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       Registrant's telephone number, including area code: (949) 859-0656


                                       N/A
          (Former name or former address, if changed since last report)
                                -----------------


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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         On August 31, 2000, Premier Laser Systems, Inc (the "Company") completed the sale of the Company's stock in Ophthalmic Imaging Systems ("OIS"), the Company's intercompany receivable from OIS (the "Receivable"), and its inventory of OIS products to MediVision Medical Imaging, Ltd. ("MediVision"), an Israeli corporation, for $2.7 million in cash and registered stock of MediVision (the "Sale"), pursuant to the Securities Purchase Agreement (the "Agreement") dated as of July 13, 2000, attached hereto as Exhibit 99.1 and incorporated herein by reference.

         Under the terms of the Agreement, MediVision converted the Receivable into OIS stock at a conversion price of $0.55 per share, and as a result of the Sale, MediVision now owns approximately 73% of the common stock of OIS.

         The Company received $1.7 million cash at the closing of the transaction, and MediVision is obligated to issue within six weeks of the closing shares of registered stock of MediVision valued at approximately $1 million, (the "Shares"). This obligation is supported by a letter of credit valued at $1,000,000 received by the Company from MediVision at closing. As part of the parties' agreement, MediVision will repurchase the Shares at the issue price eleven weeks after the closing if the shares have not been previously sold by Premier.


ITEM 5. OTHER EVENTS

         Effective August 23, 2000, the Company rejected the employment agreement of Robert Mahoney, Premier's Executive VP Finance and CFO.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  The following exhibits are filed as a part of this report:

Exhibit No.       Description
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99.1              Securities Purchase Agreement dated as of July 13, 2000




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          PREMIER LASER SYSTEMS, INC.



                                          By: /s/ Judith McCall
                                             -------------------------------
                                             Judith McCall
                                             Corporate Secretary


Date: September 15, 2000



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                                INDEX OF EXHIBITS

Exhibit No.       Description
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99.1              Securities Purchase Agreement dated as of July 13, 2000